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                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of NTL Incorporated on Form S-3 of our report dated February 27, 1998, appearing in the NTL Incorporated Proxy Statement dated January 29, 1999 on the consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 of Cable London PLC and subsidiaries and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

                                                /s/ DELOITTE & TOUCHE

London, England
February 11, 1999